FUSION            Philip Turits, Treasurer

CONTACT:       212-201-2407

                           pturits@fusiontel.com

Fusion Reports Second Quarter 2010 Results

NEW YORK, August 16, 2010 - Fusion (OTC BB: FSNN)today announced financial results for the quarter ended June 30, 2010.

The Company reported consolidated revenues of $9.7 million for the quarter ended June 30, 2010, an increase of 12.8% when compared to revenues of $8.6 million for the second quarter of 2009.  Second quarter 2010 revenues for the Carrier Services segment increased 10.7% when compared to the second quarter of 2009, and second quarter 2010 revenues for the Corporate Services segment increased 78.5% when compared to the second quarter of 2009. This quarter was the tenth consecutive quarter of consistent revenue growth for the Corporate Services segment.

Consolidated gross margin increased to 10.0% for the second quarter of 2010, compared to 8.0% for the second quarter of 2009. This margin increase resulted from stronger margins in the Carrier Services segment, where the gross margin increased from 7.1% to 8.5%, and from increased business volume in the Corporate Services segment, which achieved a gross margin of 42%.

Selling, general, and administrative costs for the second quarter of 2010 were reduced by $46,000 or 2.1%, when compared to the second quarter of 2009.  This improvement was primarily attributable to the Company’s continuing focus on cost-containment.

As a result of the Company’s increased revenues, improved gross margin, and reduced SG&A expenses, its adjusted EBITDA loss (earnings before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) of ($1.1) million for the second quarter of 2010 was a 21.4% improvement from its second quarter 2009 adjusted EBITDA loss of ($1.4) million. These figures, which are adjusted for discontinued operations, do not reflect the full benefit of the Company’s exiting the consumer business.

For the quarter ended June 30, 2010, Fusion reported a net loss applicable to common stockholders of ($1.7) million or ($0.02) per share, a $1.5 million decrease when compared to a net loss applicable to common stockholders of ($3.2) million or ($0.06) per share for the quarter ended June 30, 2009. This 67% decrease in net loss per share compared to the prior year period resulted from continued improvement in the financial results of the Company’s continuing operations, the impact of its exit from the consumer business, and an increase in the total number of shares outstanding.

As of June 30, 2010, the Company had current assets of $4.2 million, compared to current assets of $2.9 million as of December 31, 2009, and total assets of $6.3 million, compared to total assets of $5.4 million as of December 31, 2009. These increases were primarily due to increased cash and cash equivalents, as well as increased accounts receivable.

Total stockholders' equity/(deficit) at June 30, 2010 was ($6.7) million, compared to ($7.3) million as of December 31, 2009.  The change resulted from an increase in the accumulated deficit of $(3.1) million, offset by additional equity investments of $3.7 million. During the second quarter of 2010, Fusion raised approximately $2.6 million in total new capital, including $2.1 million in new equity, and successfully converted approximately $0.5 million of existing debt to equity. The Company continues to seek additional equity and debt financing to fund its operations.

Commenting on the results, Matthew Rosen, Chief Executive Officer of Fusion, said, “I am very pleased that the second quarter of 2010 showed further progress in achieving the financial objectives we have set for reaching profitability. Our gross margin, SG&A expenses, and adjusted EBITDA performance all continued to improve. We believe that future revenue and margin growth in both business segments, coupled with ongoing expense management, will position us well for continued improvement in financial results.”

Expanding on Mr. Rosen’s comments, Don Hutchins, President, Chief Operating Officer, and Acting Chief Financial Officer, said, “We are particularly pleased with the nearly 80% revenue growth in our Corporate Services segment compared to the prior year period – our tenth consecutive quarter of revenue growth in this segment – and with our continuing improvement in gross margin in both business segments. I am also pleased to see another quarterly increase in the percentage of Corporate Services orders coming from our existing customers, which further proves the continued loyalty of our business customers and the attractiveness of our services.”

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions.  Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP).  Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls, securing necessary funding and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$9,727,200	$8,649,762	$19,315,832	$17,652,063
Operating expenses:
Cost of revenues	8,753,785	7,958,140	17,417,554	16,426,031
Depreciation and amortization	207,909	226,944	439,785	716,415
Loss on Impairment	-	243,000	-	243,000
Selling, general and administrative expenses	2,195,581	2,242,168	4,391,892	4,712,448
Advertising and Marketing	17,425	3,016	21,196	10,512
Total operating expenses	11,174,700	10,673,268	22,270,427	22,108,406
Operating loss	(1,447,500)	(2,023,506)	(2,954,595)	(4,456,343)
Other income (expense)
Interest income (expense), net	(54,596)	(119,390)	(104,064)	(215,171)
Gain on settlements of debt	-	-	9,500	-
Other	3,862	1,279	8,729	3,493
Total other income (expense)	(50,734)	(118,111)	(85,835)	(211,678)
Loss from continuing operations	(1,498,234)	(2,141,617)	(3,040,430)	(4,668,021)
Loss from discontinued operations	(86,982)	(885,132)	(88,355)	(1,364,943)
Net loss	$(1,585,216)	$(3,026,749)	$(3,128,785)	$(6,032,964)
Loss applicable to Common Stockholders:
Loss from continuing operations	$(1,498,234)	(2,141,617)	(3,040,430)	(4,668,021)
Preferred stock dividends in arrears	(159,462)	(159,462)	(317,171)	(317,171)
Net loss from continuing operations applicable to Common Stockholders:	(1,657,696)	(2,301,079)	(3,357,601)	(4,985,192)
Loss from discontinued operations	(86,982)	(885,132)	(88,355)	(1,364,943)
Net loss applicable to common stockholders	$(1,744,678)	(3,186,211)	(3,445,956)	(6,350,135)
Basic and diluted net loss per common share:
Loss from continuing operations	$(0.02)	$(0.04)	$(0.03)	$(0.10)
Loss from discontinued operations	(0.00)	(0.02)	(0.00)	(0.03)
Net loss applicable to Common Stockholders	$(0.02)	$(0.06)	$(0.03)	$(0.12)
Weighted average common shares outstanding:
Basic and diluted	108,396,957	56,822,335	102,960,496	52,438,147

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$907,578	$99,019
Accounts receivable, net of allowance	3,053,104	2,500,319
Restricted cash, current portion	-	168,176
Prepaid expenses and other current assets	175,078	130,647
Assets held for sale	5,169	6,513
Assets of Discontinued Operations	20,105	32,283
Total current assets	4,161,034	2,936,957
Property and equipment, net	1,314,809	1,664,583
Other assets
Security deposits	33,106	23,008
Restricted cash, net of current portion	238,390	248,390
Intangible assets, net	455,318	489,294
Other assets	77,334	62,119
Total other assets	804,148	822,811
TOTAL ASSETS	$6,279,991	$5,424,351
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Long-term debt, current portion	$2,824,425	$2,407,187
Capital and equipment financing lease obligations, current portion	12,408	14,831
Escrow Payable	350,000	321,418
Accounts payable and accrued expenses	9,199,529	9,263,872
Liabilities of discontinued operations	285,294	360,294
Total current liabilities	12,671,656	12,367,602.00
Long-term liabilities
Capital and equipment financing lease obligations, net of current portion	-	2,587
Other long-term liabilities	322,067	336,815
Total long-term liabilities	322,067	339,402
Stockholders' equity
Preferred stock, Class A-1, A-2, A-3 & A-4	80	80
Common stock	1,211,671	925,440
Capital in excess of par value	134,396,240	130,984,766
Accumulated deficit	(142,321,723)	(139,192,939)
Total stockholders' equity	(6,713,732)	(7,282,653)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,279,991	$5,424,351

 FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Loss	$(1,585,216)	$(3,026,749)	$(3,128,785)	$(6,032,964)

Loss from discontinued operations	86,982	885,132	88,355	1,364,943
Loss from continuing operations	(1,498,234)	(2,141,617)	(3,040,430)	(4,668,021)
Adjustments:
Interest (income) expense, net	54,596	119,390	104,064	215,171
Depreciation and amortization	207,909	226,944	439,785	716,415
Loss on impairment	-	243,000	-	243,000
EBITDA	(1,235,729)	(1,552,283)	(2,496,581)	(3,493,435)
Adjustments:
(Gain)/loss on disposal of fixed assets	-	-	-	-
Communication charges	-	-	-	-
Other taxes	38,084	18,580	75,592	52,426
Non cash compensation	68,818	84,822	137,045	119,767
Adjusted EBITDA	$(1,128,827)	$(1,448,881)	$(2,283,944)	$(3,321,242)